Exhibit 10.4
Unfunded Supplemental Benefit Plan
for Salaried Employees
Vulcan Materials Company
December 11, 2008

Contents

Article 1. Establishment and Purpose

Article 2. Definitions

Article 3. Administration

Article 4. Eligibility and Participation

Article 5. Supplemental Thrift Benefits

Article 6. Supplemental Retirement Benefits

Article 7. Rabbi Trust

Article 8. Change in Control

Article 9. Beneficiary Designation — Supplemental Thrift Benefits

Article 10. Withholding Taxes

Article 11. Amendment and Termination

Article 12. Miscellaneous

Vulcan Materials Company
Unfunded Supplemental Benefit Plan for Salaried Employees
Article 1. Establishment and Purpose
     1.1 Establishment. Vulcan Materials Company, a New Jersey corporation, hereby amends and restates, effective as of December 11, 2008 (the “Effective Date”), the Vulcan Materials Company Unfunded Supplemental Benefit Plan for Salaried Employees (the “Plan”).
     1.2 Purpose. The primary purpose of the Plan is to make up for the reduction in benefits attributable to the tax-qualified plan limits of the Code, including Section 401(a)(17) and Section 415, and as a result of elective deferrals under the Vulcan Materials Company Executive Deferred Compensation Plan.
Article 2. Definitions
     2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below, and when the meaning is intended, the term is capitalized:
(a)	“401(k) Plan” means the Vulcan Materials Company 401(k) and Profit-Sharing Retirement Plan. All references to the 401(k) Plan (including the term “Alternate Profit-Sharing Contribution”) shall be effective beginning July 15, 2007.

(b)	“Alternate Matching Contribution” means, with respect to any Participant, an amount equal to (i) the Matching Contribution that would have been made to the Investment Account (as such term is defined in the Thrift Plan and in the 401(k) Plan) of the Participant for a given month were it not for the application of such Limitations, minus (ii) the Matching Contribution made to the Investment Account of such Participant for such month, after application of the Limitations.

(c)	“Alternate Profit-Sharing Contribution” means, with respect to any Participant, an amount equal to (i) the Profit-Sharing Contribution that would have been made to the Investment Account (as such term is defined in the 401(k) Plan) of the Participant for a given month were it not for the application of such Limitations, minus (ii) the Profit-Sharing Contribution made to the Investment Account of such Participant for such month, after application of the Limitations.

(d)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(e)	“Change in Control” means a change in control as defined in regulations or other guidance under Section 409A of the Code.:

(f)	“CEO” means the Chief Executive Officer of the Company.

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)	“Committee” means the Compensation Committee of the Board (or any other committee designated by the Board that is eligible to administer the Plan in accordance with Rule 16b-3 under the Exchange Act).

(i)	“Company” means Vulcan Materials Company and also includes any Employing Company (as such term is defined in the Retirement Plan).

(j)	“Company Stock” means the common stock of the Company.

(k)	“Early Retirement” shall have the same meaning as defined under the Retirement Plan.

(l)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Limitations” means:
(i) the limitations set forth in Section 415 of the Code;
(ii) the Section 401(a)(17) Limit; and
(iii) the reduction in the compensation that is taken into account under the Thrift Plan, the 401(k) Plan, and the Retirement Plan (determined without regard to the Section 401(a)(17) Limit) to the extent that the reduction is attributable to the Participant’s election to defer such compensation on a nonqualified basis under Section 5.1 of the Vulcan Materials Company Executive Deferred Compensation Plan, provided that, the Limitation applied in the calculation of Supplemental Retirement Benefits shall be take into account such deferred compensation only to the extent that such compensation exceeds the Section 401(a)(17) Limit.
(o)	“Matching Contribution” shall have the same meaning as defined under the Thrift Plan.

(p)	“Normal Retirement Date” shall have the same meaning as defined under the Retirement Plan.

(q)	“Participant” means any key management employee of the Company who has been approved by the Committee for participation in the Plan under Section 4.1.

(r)	“PBGC” means the Pension Benefit Guaranty Corporation.

(s)	“Plan Year” means the period of 12 consecutive months beginning each January 1 and ending December 31.

(t)	“Rabbi Trust” means a grantor trust, as described in Section 677 of the Code, that is established by the Company as provided in Article 7.

(u)	“Rabbi Trust Agreement” means the instrument establishing the Rabbi Trust, as such instrument may be amended from time to time.

(v)	“Retirement Plan” means the Retirement Income Plan for Salaried Employees of Vulcan Materials Company, as the same may be from time to time amended.

(w)	“Section 401(k) Limit” means the dollar limit imposed by Section 401(a)(17) of the Code on the amount of compensation which may be taken into account under the Thrift Plan, the 401(k) Plan, and the Retirement Plan.

(x)	“Supplemental Retirement Benefits” means the benefits that are payable under Sections 6.1 or 6.2 of the Plan.

(y)	“Supplemental Thrift Benefits” means the benefits that are payable under Article 5 of the Plan.

(z)	“Termination of Employment Service” shall have the same meaning as defined under the Retirement Plan (as in effect on December 31, 2008), provided that a Termination of Employment Service shall occur only upon a “separation from service” within the meaning of Section 409A of the Code.

(aa)	“Thrift Plan” means the Vulcan Materials Company Thrift Plan for Salaried Employees, as the same may be from time to time amended.

(bb)	“Vested” shall have the same meaning as defined under the Retirement Plan.

(cc)	“Vesting Date” shall have the same meaning as defined under the Retirement Plan.
     2.2 Gender and Number. Except where otherwise indicated by the context, any masculine term shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
Article 3. Administration
     3.1 The Committee. The Plan shall be administered by the Committee. In no event shall any member of the Committee be a Participant.
     3.2 Authority of the Committee.
               (a) Subject to the terms of the Plan, the Committee shall have full power and discretionary authority (i) to determine the terms and conditions of each Participant’s participation in the Plan, (ii) to construe and interpret the Plan and any agreement or instrument entered into under the Plan, (iii) to establish, amend, and waive rules and regulations for the Plan’s administration, (iv) subject to the provisions of Article 11, to amend the Plan and any agreement or instrument entered into under the Plan or to terminate the Plan, (v) to appoint and remove the trustee and the recordkeeper for the Rabbi Trust, and to direct the trustee and the recordkeeper with respect to their duties under the agreements pertaining to the Rabbi Trust, and (vi) to make any other determinations that may be necessary or advisable for the administration of the Plan, provided that the Committee shall not have authority to alter the time or form of payment of a Participant’s Supplemental Thrift Benefits and Supplemental Retirement Benefits except as permitted under Section 409A of the Code.
               (b) To the extent permitted by law, the Committee (i) may delegate any or all of its authority granted under the Plan to one or more executives of the Company (provided that no executive of the Company who is a Participant shall exercise any authority with respect to his own participation in the Plan) and (ii) may designate one or more individuals who are not Participants (but who may be employees of the Company) to carry out ministerial duties related to the administration of the Plan, except that the Committee shall not delegate responsibility for any matter involving a person subject to Section 16 of the Exchange Act if a decision by the Committee as to such matter would have the effect of exempting a transaction under the Plan from the application of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 or any successor rule thereunder.
     3.3 Decisions Binding. All determinations and decisions of the Committee (or of any person to whom the Committee has delegated its authority) under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on the employees of the Company, the Participants and their beneficiaries and estates. Whenever the Plan authorizes the Committee or any other person to exercise discretion with respect to any matter, such discretion may be exercised in the sole and absolute discretion of the Committee or such person, subject only to the terms of the Plan and applicable requirements of law.
Article 4. Eligibility and Participation
     4.1 Eligibility. Persons eligible to participate in this Plan shall be limited to full-time, salaried employees of the Company, who are determined to be “key employees” by the CEO and who are approved for participation by the Committee. Further, to be eligible, an employee must be among a select group of management or highly compensated employees of the Company, such that the Plan qualifies for a “top hat” exemption under Title I of ERISA, as further described in Section 12.3 herein.
     4.2 Participation. Unless otherwise determined by the Committee, Participants in the Plan shall be eligible to receive both Supplemental Thrift Benefits and, except employees hired by the Company after July 15, 2007, Supplemental Retirement Benefits. Employees who have been approved for participation in the Plan shall be notified in writing of such approval as soon as administratively practicable thereafter.

Article 5. Supplemental Thrift Benefits
     5.1 Participant Accounts.
          (a) The Company shall establish and maintain a separate bookkeeping account for the Alternative Matching Contributions and Alternative Profit-Sharing Contributions, and the investment returns thereon, of each Participant (a “Supplemental Thrift Benefits Account Balance”). Each Participant shall be furnished with a statement of his account balance at least annually.
          (b) The establishment and maintenance of such accounts by the Company shall not be construed as entitling any Participant to any specific assets of the Company. The rights of Participants to receive any distribution under the Plan shall be an unsecured claim against the general assets of the Company.
     5.2 Alternative Matching Contributions.
          (a) If under the Thrift Plan or 401(k) Plan (as applicable to the Participant) a Matching Contribution to a Participant is reduced by the application of the Limitations, such Participant shall be entitled to have an Alternative Matching Contribution credited to the Participant’s Supplemental Thrift Benefits Account Balance. Such credit shall be made at the same time as the Matching Contribution (as so reduced) is made to the Participant under the Thrift Plan or 401(k) Plan. A Participant’s action or inaction during a Plan Year does not affect the amount of the Participant’s Alternative Matching Contribution because the Participant may not change his or her deferred election for a Plan Year pursuant to the Thrift Plan after the last day of the preceding Plan Year.
          (a) If under the 401(k) Plan a Profit-Sharing Contribution to a Participant is reduced by the application of the Limitations, such Participant shall be entitled to have an Alternative Profit-Sharing Contribution credited to the Participant’s Supplemental Thrift Benefits Account Balance. Such credit shall be made at the same time as the Profit-Sharing Contribution (as so reduced) is made to the Participant under the 401(k) Plan.
     5.3 Investment Return.
     (a) Each Participant’s Supplemental Thrift Benefits Account Balance under the Plan shall be deemed invested, at the Participant’s election, in any investment funds that are available for the investment of the Participant’s Matching Contributions Account under the Thrift Plan. A Participant shall make an investment election (or change a previous election) in writing in a manner acceptable to the Committee, and the Committee may adopt such rules and procedures for the deemed investment of Participants’ Supplemental Thrift Benefits Account Balances as the Committee considers necessary or appropriate. An investment election shall be effective for all amounts subsequently credited to the Participant’s Supplemental Thrift Benefits Account Balance until the Participant makes a new investment election. If a Participant has not made an investment election, the Participant’s Supplemental Thrift Benefits Account Balance shall be deemed invested and reinvested in the same proportions among such investment funds as is the Matching Contributions Account of the Participant under the Thrift Plan, subject to such restrictions and limitations as the Committee may deem necessary or appropriate.

               (b) Each Participant shall be entitled to an investment return based on the deemed investment of the Participant’s Supplemental Thrift Benefits Account Balance, which shall be adjusted at such times and in such manner as the Committee deems appropriate to reflect the investment results of the investment funds in which such balance is deemed invested.
               (c) The Company shall have no obligation to invest any amounts in the investment funds in which the Supplemental Thrift Benefits Account Balances of Participants are deemed invested.
     5.4 Charges Against Accounts. All payments made to a Participant under the Plan shall be charged against such Participant’s Supplemental Thrift Benefits Account Balance when and as made.
     5.5 Distributions.
               (a) Except as provided in paragraph (b), a Participant’s Supplemental Thrift Benefits Account Balance shall be distributed to the Participant in the form of a single lump-sum cash payment. Such distribution shall be made in the seventh month after the Participant’s Termination of Employment Service.
               (b) An individual who is a Participant on December 31, 2006, and whose Supplemental Thrift Benefits do not begin to be paid on or before December 31, 2006, may elect a form of payment and a time of payment with respect to the Participant’s Supplemental Thrift Benefits Account Balance as described in this paragraph. The participant may elect to receive the Participant’s Supplemental Thrift Benefits Account Balance in the form of a single lump-sum payment or annual installments over a period of fifteen years (with each installment payment equal to the Participant’s remaining Supplemental Thrift Benefits Account Balance as of the payment date divided by the number of payments remaining to be made, and this installment option is treated as the entitlement to a single payment for purposes of Treasury Regulation § 1.409A-2(b)(2)(iii)). The Participant may also elect to receive (or begin receiving) such distribution either at the time specified in paragraph (a) or at the later of (i) the time specified in paragraph (a) or (ii) the month of March in a year selected by the Participant. If a Participant is eligible to make an election under this paragraph (b) but fails to do so on or before December 31, 2006, the Participant’s Supplemental Thrift Benefits Account Balance shall be distributed at the time and form of payment as described under paragraph (a), subject to the next sentence. A Participant who is eligible to make an election under this paragraph (b) may change the time or form of payment of his or her Supplemental Thrift Benefits Account after December 31, 2006, provided, however, that the change is made at least 12 months before the distribution is scheduled to begin, and the new distribution date is at least five years after the previously scheduled distribution date.
               (c) If the Company fails to make any payment due under this Article 5 within 90 days after it first becomes due, the payment shall be made from the Rabbi Trust (to the extent assets in the Rabbi Trust are available to make the payment).

Article 6. Supplemental Retirement Benefits.
     6.1 Benefit Amount.
     If a Participant experiences a Termination of Employment Service after reaching his Vesting Date under the Retirement Plan, such Participant shall be entitled to a Supplemental Retirement Benefit equal to (i) the amount of such Participant’s Vested benefit computed under the Retirement Plan, determined as if the Participant commenced benefits under the Retirement Plan on the first day of the month after the Termination of Employment Service and in the same form as the Supplemental Retirement Benefit is paid, without regard to the Limitations, reduced by (ii) the amount of such Participant’s Vested benefit computed under the Retirement Plan, determined at the same time and in the same form, after application of the Limitations. If, however, the form of payment for the Participant’s Supplemental Retirement Benefit is not available under the Retirement Plan, the amount of the Supplemental Retirement Benefit shall be determined under the preceding sentence as if the Supplemental Retirement Benefit is paid in a single life annuity, and the resulting benefit is converted actuarially into the form of benefit for the Supplemental Retirement Benefit based on a 7% interest rate and the GAM 83 mortality table (95% male/5% female).
     6.2 Death.
               (a) If a Participant dies after the Participant’s Supplemental Retirement Benefit begins to be paid, payment may continue to be paid to the Participant’s beneficiary in accordance with the Participant’s distribution election (or, if no election has been made, in accordance with the installment payment option). If the Participant has not designated a beneficiary (or the Participant’s designated beneficiary predeceases the Participant), the Participant’s beneficiary will be determined under the provisions of the Retirement Plan pertaining to a failure to designate a beneficiary.
               (b) If a Participant dies before the Participant’s Supplemental Retirement Benefit begins to be paid, the Participant’s spouse, if any, will receive the Participant’s Supplemental Retirement Benefit as described in this paragraph. Payment will be made to the spouse in the form of a single life annuity beginning in the month after the Participant’s death, except if paid in a lump sum pursuant to Section 6.3(c) (relating to small lump sums). The amount of the payment shall be equal to (i) the amount of the death benefit that the spouse would be entitled to receive under the Retirement Plan, if paid in the form of a single life annuity beginning in the month after the Participant’s death, without regard to the Limitations, reduced by (ii) the amount of the death benefit that the spouse would be entitled to receive under the Retirement Plan, determined at the same time and in the same form, after application of the Limitations.
     6.3 Benefit Payments.
               (a) Except as otherwise provided in paragraphs (b) (relating to Participant’s elections) and (c) (relating to small lump sum payments), the payment of a Supplemental Retirement Benefit to which a Participant (or, if the Participant dies after payments begin to be made, such Participant’s beneficiary) is entitled under the Plan shall be distributed to the Participant (or beneficiary) in the form of equal, monthly installments over a period of ten years (which installment option is treated as the entitlement to a single payment for purposes of Treasury Regulation § 1.409A-2(b)(2)(iii)). Such distribution shall begin to be paid in the month following the Participant’s Termination of

Employment Service, provided however, that payments that would otherwise be made in the first six months following the Participant’s Termination of Employment Service will instead by made in a lump sum in the seventh month following the Participant’s Termination and shall include interest from the scheduled payment date to the actual payment date at the rate that is used under the Retirement Plan to satisfy Section 417(e) of the Code for a distribution in the month following the Participant’s Termination.
               (b) Subject to paragraph (c), an individual who is a Participant and an employee of the Company on December 31, 2006, may elect a form of payment and a time of payment with respect to the Participant’s Supplemental Retirement Benefit as described in this paragraph. The Participant may elect to receive the Participant’s Supplemental Retirement Benefit in the form described in paragraph (a) or in any other form available under the Retirement Plan. The Participant may also elect to receive (or begin receiving) such distribution either at the time specified in paragraph (a) or at the later of (i) the date specified in paragraph (a) or (ii) the month of March in a year selected by the Participant. If a Participant is eligible to make an election under this paragraph (b) but fails to do so on or before December 31, 2006, the Participant’s Supplemental Retirement Benefit shall be distributed at the time and form of payment as described under paragraph (a), subject to the next sentence. A Participant who is eligible to make an election under this paragraph (b) may change the time or form of payment of his or her Supplemental Retirement Benefit after December 31, 2006, provided, however, that the change is made at least 12 months before the distribution is scheduled to begin, and the new distribution date is at least five years after the previously scheduled distribution date.
               (c) The Committee has the discretion to require, in writing and consistent with Treasury Regulation § 1.409A-3(j)(5)(v), the payment to a Participant or Beneficiary of a Supplemental Retirement Benefit of a lump sum equal to the present value of the Supplemental Retirement Benefit when the present value of such Supplemental Retirement Benefit, together with the present value of any benefits that are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation § 1.409A–1(c)(2) is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code. For purposes of the preceding sentence, present value is determined as of the date payment of such Supplemental Retirement Benefit is to be made using the interest and mortality assumptions that are used under the Retirement Plan to satisfy Section 417(e) of the Code.
     6.4 Taxability of Benefits Prior to Payment.
               (a) If the Plan fails to meet the requirements of Section 409A of the Code, payment of an affected Participant’s benefit under the Plan may be accelerated in accordance with Treasury Regulation § 1.409A-3(j)(vii), provided that such accelerated payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.
               (b) Payment of a Participant’s benefit under the Plan may be accelerated in accordance with Treasury Regulation § 1.409A-3(j)(vi) to pay (1) any Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or any Railroad Retirement Act tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code on benefits under the Plan, and (2) if applicable, the income tax at source on wages imposed under Section 3401 of the

Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of such payment.
Article 7. Rabbi Trust
     7.1 Establishment of a Rabbi Trust. As soon as administratively practicable following the Effective Date, the Company shall establish an irrevocable Rabbi Trust to accumulate assets that will assist the Company in meeting its obligations under the Plan. The Rabbi Trust shall have an independent trustee that is selected by the Company. The trust agreement with respect to the Rabbi Trust shall provide that the assets of the Rabbi Trust shall at all times be specifically subject to the claims of the Company’s creditors in the event of the bankruptcy or insolvency (as defined by the Rabbi Trust Agreement) of the Company. Notwithstanding this Section 7.1, the Rabbi Trust shall be funded only to the extent permissible under Section 409A(b) of the Code.
     7.2 Funding of the Rabbi Trust. Except as otherwise provided in Article 8, the Company may contribute cash, Company Stock, or any other asset to the Rabbi Trust when and as the Company deems appropriate.
Article 8. Change in Control
     8.1 Funding of the Rabbi Trust. Upon the occurrence of a Change in Control, (i) the Company shall within ten business days thereafter contribute to the Rabbi Trust in cash an amount sufficient to cover all Supplemental Thrift Benefits and Supplemental Retirement Benefits accrued hereunder as of date on which the Change in Control occurs and (ii) the Company, within 30 day after the commencement of each Plan Year thereafter, shall contribute to the Rabbi Trust in cash such additional amounts as shall be necessary to ensure that the assets of the Rabbi Trust are at least sufficient to cover all Supplemental Thrift Benefits and Supplemental Retirement Benefits accrued as of the commencement of such Plan Year. Notwithstanding this Section 8.1, the Rabbi Trust shall be funded only to the extent permissible under Section 409A(b) of the Code.
     8.2 Payment of Supplemental Thrift Benefits.
               (a) If at any time during the two-year period immediately following the occurrence of such Change in Control a Participant incurs a Termination of Employment Service, then the terminated Participant shall be entitled to receive a lump-sum cash payment equal to: (A) such Participant’s Supplemental Thrift Benefit and (B) the present value (determined using the interest and mortality assumptions that are used under the Retirement Plan to satisfy Section 417(e) of the Code) of the Vested benefit to which such Participant would be entitled pursuant to Section 6.1 if the Accelerating Event constituted a Termination of Employment Service by the Participant after reaching such Participant’s Vesting Date under the Retirement Plan. The Company shall make, or shall cause the Rabbi Trust to make, the payments due under this Section 8.2(a) in the seventh month after the date of the Participant’s Termination of Employment Service
          (b) If the Plan and all agreements, methods, programs, and other arrangements that are treated together with the Plan as a single plan under Treasury Regulation § 1.409A-1(c)(2) are terminated at any time during the 30 days preceding or the 12 months following a Change in Control in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(B), then each Participant shall be entitled to receive a lump-sum cash payment equal to: (A) such Participant’s Supplemental Thrift Benefit and (B) the present value (determined using the interest and mortality assumptions that are used under the Retirement Plan to satisfy Section 417(e) of the Code) of the Vested benefit to which such Participant would be entitled pursuant to Section 6.1 if the Accelerating Event constituted a Termination of Employment Service by the Participant after reaching such Participant’s Vesting Date under the Retirement Plan. The Company shall make, or shall cause the Rabbi Trust to make, the payments due under this Section 8.2(b) as soon as practicable, but not more than 30 days following, the date of termination of the Plan and all agreements, methods, programs, and other arrangements that are treated together with the Plan as a single plan under Treasury Regulation § 1.409A-1(c)(2).
     8.3 Composition of the Committee. The composition of the Committee immediately prior to the Change in Control shall not be changed after the Change in Control, except with the consent of a majority of the Continuing Directors. If, after the Change in Control, a member of the Committee resigns or is unable to serve due to death or disability, the remaining members of the Committee shall appoint a replacement.
     8.4 Reimbursement of Fees and Expenses. Following a Change in Control, the Company promptly shall reimburse a Participant for all legal fees and expenses reasonably incurred in successfully enforcing any right or benefit under the Plan. Any reimbursement of legal fees pursuant to this Section 8.4 shall be paid no later than the end of the individual’s taxable year next following the individual’s taxable year in which the related expense is incurred, except that if such reimbursement is subject to a substantial risk of forfeiture, it shall be paid no later than two and one-half months after it is no longer subject to a substantial risk of forfeiture.
Article 9. Beneficiary Designation — Supplemental Thrift Benefits
     9.1 Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries who, upon the Participant’s death, will receive the Supplemental Thrift Benefits that otherwise would have been paid to the Participant under the Plan. All such designations shall be signed by the Participant, and shall be in such form as is prescribed by the Committee. Each designation shall be effective as of the date delivered to the Committee (or to a Company employee appointed by the Committee to receive such designations); provided that the Committee must receive any beneficiary designation or change therein before the Participant’s death. A Participant may change his beneficiary designation, at any time and from time to time, on such form as is prescribed by the Committee. In the event of the death of the Participant, the payment of all amounts deferred under the Plan, and the earnings thereon, shall be in accordance with the last written beneficiary designation signed and delivered by the Participant and not revoked.
     9.2 Payment to Beneficiary. If a Participant dies before his Supplemental Thrift Benefit has been paid in full, the payment thereof to the Participant’s beneficiary or beneficiaries shall be made in a single lump-sum cash payment on the 30th day following the Participant’s death.
     9.3 Death of Beneficiary. In the event that all the beneficiaries of a Participant predecease the Participant, the Supplemental Thrift Benefit that would have been paid to the Participant under the Plan shall be paid in a single lump-sum cash payment on the 30th day following the Participant’s death to the Participant’s estate, or to the person or persons designated in writing by the Participant’s estate.

     9.4 Ineffective Designation. In the event a Participant does not designate a beneficiary with respect to his Supplemental Thrift Benefit, or for any reason such designation is ineffective, in whole or in part, the Supplemental Thrift Benefit that otherwise would have been paid to the Participant under the Plan shall be paid in a single lump-sum cash payment on the 30th day following the Participant’s death to the Participant’s estate.
Article 10. Withholding of Taxes
     The Company shall have the right to either (i) require Participants to remit to the Company, or any person or entity designated by the Committee to administer the Plan, an amount sufficient to satisfy any applicable federal, state, and local income and employment tax withholding requirements or (ii) to deduct from any payment made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.
Article 11. Amendment and Termination
     The Company has the right to amend, suspend, or terminate the Plan at any time by action of the Board of Directors, except that (i) no such amendment, suspension, or termination shall, without the written consent of a Participant, change the time or form of any payout under the Plan or otherwise adversely affect, in any material respect, such Participant’s rights with respect to amounts theretofore accrued under the Plan, and (ii) following a Change in Control, the Company shall not amend Section 5.5 (b), Articles 3, 7 or 8, or this Article 11, and shall not amend any other provision of the Plan in a manner that would alter the effect of Section 5.5(b), Articles 3, 7 or 8, or this Article 11.
Article 12. Miscellaneous
     12.1 Employment. No provision of the Plan, nor any action taken by the Committee or the Company pursuant to the Plan, shall give or be construed as giving a Participant any right to be retained in the employ of the Company, or affect or limit in any way the right of the Company to terminate his employment.
     12.2 Notice. Any notice required or permitted to be given to the Committee or the Company under the Plan shall be sufficient if in writing and hand delivered, sent by registered or certified mail, or delivered in any other manner authorized by the Committee, to the Committee (or to a person designated by the Committee to receive such notices). Such notices, if mailed, shall be addressed to the principal executive offices of the Company. Notice to any Participant shall be given in any manner authorized by the Committee and, if mailed, shall be sent to the Participant’s address as is set forth in the records of the Company.
     12.3 Unfunded Plan. This Plan is intended to be an unfunded plan for tax purposes and for purposes of Title I of ERISA. The Plan is intended primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Committee may terminate the Plan for any or all Participants, subject to Article 11, in order to achieve and maintain these intended results.

     12.4 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger or consolidation, the purchase of all or substantially all of the assets of the Company, or otherwise. The provision of the Plan with respect to each Participant shall be binding on such Participant’s heirs, executors, administrators or other successors in interest.
     12.5 Nontransferability. The Committee may recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under the Plan, provided that (i) the domestic relations order would be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code if Section 414(p) were applicable to the Plan, (ii) the domestic relations order does not purport to give the alternate payee any right to assets of the Company or its affiliates, and (iii) the domestic relations order does not purport to give the alternate payee any right to receive payments under the Plan before the Participant is eligible to receive such payments. Except as set forth in the preceding sentence with respect to domestic relations orders, and except as required under applicable federal, state, or local laws concerning the withholding of tax, the rights of any Participant or beneficiary to amounts deferred under the Plan, and the earnings thereon, are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any beneficiary, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or beneficiary.
     12.6 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     12.7 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.
     12.8 Governing Law. To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to any choice or conflict of law provision or rule.
     12.9 Section 409A of the Internal Revenue Code.
     (a) The Plan is intended, and shall be construed, to comply with the requirements of Section 409A of the Code. However, the Plan does not transfer to the Company or any entity or other individual any tax or penalty that is the responsibility of the Participant.
     (b) Any payment may be made on any day other than the date on which payment is scheduled to begin under the Plan to the extent that such payment is treated as being paid on the date specified in the previous sentence under Treasury Regulation § 1.409A-3(d), which permits payment to be made within thirty days before the specified date and later within the same calendar year, or, if later, within 2-1/2 months following the specified date, provided that the Participant is not permitted to designate the taxable year of payment.
     (c) To comply with Section 409A of the Code, the following special claims procedures apply in addition to any other claims procedures applicable to the Plan. If a Participant or Beneficiary believes he or she is entitled to have received benefits but has not received them, the Participant or Beneficiary must accept any payment made under the Plan and make prompt and reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Treasury Regulation § 1.409A-3(g). For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless the Participant or Beneficiary provides notice to the plan administrator within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Section 409A of the Code, and unless, if not paid, the Participant or Beneficiary takes further enforcement measures within 180 days after such latest date. In addition, a Participant or Beneficiary must exhaust any other claims procedures established by the plan administrator before initiating litigation.
     IN WITNESS WHEREOF, the Company has caused this Vulcan Materials Company Unfunded Supplemental Benefit Plan for Salaried Employees to be executed for and in its name and its corporate seal to be hereto affixed and attested by its duly authorized Secretary, this 11th day of December, 2008.

VULCAN MATERIALS COMPANY
ATTEST:

By:	/s/ Jerry F. Perkins	By:	/s/ Donald M. James

	Jerry F. Perkins, Jr.		Donald M. James
	Corporate Secretary		Chairman and Chief Executive Officer

CORPORATE SEAL